Exhibit 5.1

Faegre Baker Daniels LLP 1470 Walnut Street, Suite 300 Boulder, CO 80302

July 26, 2013

Ascent Solar Technologies, Inc.
12300 Grant Street
Thornton, Colorado 80241

Re:    Ascent Solar Technologies, Inc.

Ladies and Gentlemen:

We have acted as counsel to Ascent Solar Technologies, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), of the Company's Registration Statement on Form S-3, which was filed on June 28, 2013 (the “Registration Statement”), for the sale from time to time of up to 11,083,333 shares of the Company's common stock, $0.0001 par value per share (“Common Stock”) by certain selling stockholders (the “Selling Stockholders”). The Common Stock includes Common Stock issued in a private placement, Common Stock issuable upon the exercise of Company warrants, Common Stock issuable upon conversion of the Company's Series A Preferred Stock, and Common Stock which may be issuable as dividends in kind or make-whole amounts (if any), in the event that the Company elects to pay such amounts in the form of Common Stock rather than cash (all such Common Stock collectively, the “Covered Securities”). In connection therewith, we have examined such corporate records and other documents, including the Registration Statement on Form S-3 relating to the Covered Securities and have reviewed such matters of law as we have deemed necessary or appropriate for this opinion, and we advise you that in our opinion:
1.    The Company is a corporation duly organized and existing under the laws of the State of Delaware.
2.    The Covered Securities to be sold by the Selling Stockholders have been duly authorized by all necessary corporate action of the Company, and are or will be (when issued in the manner described in the Registration Statement), legally and validly issued, fully paid and non-assessable.
This opinion may be used only in connection with the offer and sale of the Covered Securities while the Registration Statement is in effect.
We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the prospectus constituting a part of the Registration Statement and to the reference to our firm wherever appearing therein. In giving such consent, we do not hereby admit we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules thereunder.
This opinion letter is rendered as of the date first written above and is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Covered Securities.

FAEGRE BAKER DANIELS LLP

By:    /s/ James H. Carroll
James H. Carroll